MEMPHIS 2004.0 LP
FINANCIAL STATEMENTS
For the period November 16, 2002 (date of inception)
through December 31, 2005
with
Report of Independent Auditors

Report of Independent Auditors

To the Partners of
Memphis 2004.0 LP:

We have audited the accompanying balance sheet of Memphis 2004.0 LP as of December 31, 2005, and the related statements of changes in partners’ capital and cash flows for the period November 16, 2002 (date of inception) through December 31, 2005.  These financial statements are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Memphis 2004.0 LP as of December 31, 2005, and the results of its operations and its cash flows for the period November 16, 2002 (date of inception) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ Novogradac  & Company LLP
Alpharetta, Georgia
August 22, 2006

2325 LAKEVIEW PARKWAY    SUITE 450    ALPHARETTA    GEORGIA    30004    TELEPHONE (678) 867-2333    FACSIMILE (678) 867-2366    http://www.novoco.com

MEMPHIS 2004.0 LP
BALANCE SHEET
December 31, 2005

ASSETS
Construction in progress	$1,188,555
Land	288,000

Total assets	$1,476,555

LIABILITIES AND PARTNERS' CAPITAL
Due to related parties	$1,341,555
Total liabilities	1,341,555

Partners' capital	135,000

Total liabilities and partners' capital	$1,476,555

see accompanying notes

MEMPHIS 2004.0 LP
STATEMENT OF CHANGES IN PARTNERS' CAPITAL
For the period November 16, 2002 (date of inception) through December 31, 2005

			Total
	General	Limited	Partners'
	Partner	Partners	Capital

Partners' capital, November 16, 2002 (date of inception)	$-	$-	$-

Capital contributions	-	150,000	150,000

Syndication costs	-	(15,000)	(15,000)

Partners' capital, December 31, 2005	$-	$135,000	$135,000

Percentage interest	0.01%	99.99%	100.00%

see accompanying notes

MEMPHIS 2004.0 LP
STATEMENT OF CASH FLOWS
For the period November 16, 2002 (date of inception) through December 31, 2005

CASH FLOWS FROM INVESTING ACTIVITIES
Increase in construction in progress	$(1,128,555)
Purchase of land	(288,000)
Net cash used in investing activities	(1,416,555)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in due to related parties	1,281,555
Capital contributions, net of syndication costs	135,000
Net cash provided by financing activities	1,416,555

NET INCREASE IN CASH AND CASH EQUIVALENTS	-

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$-

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Increase in construction in progress and due to related parties	$60,000

see accompanying notes

MEMPHIS 2004.0 LP
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

1.      General

Memphis 2004.0 LP (the “Partnership”) was formed in 2002 under the laws of the State of Tennessee to develop, construct, own, maintain and operate a 144-unit rental housing project (the “Property”).  The Property is located in the city of Memphis, Tennessee and is currently known as Memphis 2004. The major activities of the Partnership are governed by the Amended and Restated Agreement of Limited Partnership of Memphis 2004.0 LP dated as of August 30, 2005 (the “Partnership Agreement”) and Internal Revenue Code Section 42.

Pursuant to the Partnership Agreement, the Partnership is owned 99.98% by WNC Housing Tax Credit Fund VI Series 12 L.P. (the “Investor Limited Partner”) and 0.01% by WNC Housing, L.P. (the “Special Limited Partner”), collectively, the “Limited Partners”.  Memphis 2004 LLC (the “General Partner”) owns the remaining 0.01% of the Partnership.

Profits and losses are generally allocated based on each partner's ownership percentage, pursuant to the Partnership Agreement. Under the terms of the Partnership Agreement, the Limited Partners agreed to contribute $5,249,475, subject to adjustment based on the amount and timing of low-income housing tax credits (the “Tax Credits”) allocated to the Partnership.  During 2005, The Limited Partners made capital contributions totaling $150,000.  As of December 31, 2005, the General Partner had not provided any capital contributions.

2.      Summary of significant accounting policies and nature of operations

Basis of presentation
The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Cash and cash equivalents
Cash and cash equivalents includes all cash balances and highly liquid investments with a maturity of three months or less at the date of acquisition.  Restricted cash is not considered cash equivalents.

Concentration of credit risk
The Partnership places its temporary cash investments with high credit quality financial institutions.  At times, the account balances may exceed the institutions' federally insured limits.  The Partnership has not experienced any losses in such accounts.

Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.

Income taxes
Income taxes on Partnership income are levied on the partners in their individual capacity.  Accordingly, no provision for income taxes is reflected in the accompanying financial statements.

MEMPHIS 2004.0 LP
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

2.      Summary of significant accounting policies and nature of operations (continued)

Economic concentrations
The Partnership operates one property located in Memphis, Tennessee.  Future operations could be affected by changes in economic or other conditions in that geographical area or by changes in the federal low-income housing subsidies or the demand for such housing.

Impairment of long-lived assets
The Partnership reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  Recoverability is measured by a comparison of the carrying amount to the future net undiscounted cash flow expected to be generated and any estimated proceeds from the eventual disposition.  If the long-lived asset is considered to be impaired, the impairment to be recognized is measured at the amount by which the carrying amount exceeds the fair value as determined from an appraisal, discounted cash flows analysis, or other valuation technique.  There were no impairment losses recognized during the period November 16, 2002 (date of inception) through December 31, 2005.

3.      Related party transactions

Due to related parties
Pursuant to the Development Agreement, United Development Corporation, an affiliate of the General Partner, has earned a developer fee of $195,000 related to the development of the Property.  The entire developer fee has been capitalized into construction in progress.  As of December 31, 2005, a developer fee payable of $60,000 was included in due to related parties on the accompanying balance sheet and is payable from available cash flow in accordance with the Partnership Agreement.

The General Partner advanced funds on behalf of the Partnership to pay costs related to the construction of the Property.  As of December 31, 2005, a construction costs payable of $1,281,555 was included in due to related parties on the accompanying balance sheet and is payable from available cash flow.

4.      Construction in progress

Construction in progress (“CIP”) is comprised of costs incurred to develop and construct the Property.  All costs associated with such development and construction are being capitalized.  As of December 31, 2005, the total amount of CIP was $1,188,555.

MEMPHIS 2004.0 LP
NOTES TO FINANCIAL STATEMENTS
December 31, 2005

5.      Low-income housing tax credits

The Partnership expects to generate an aggregate of $7,000,000 of federal low-income housing tax credits (the “Tax Credits”).  Generally, such Tax Credits become available for use by its partners pro-rata over a ten-year period.  To qualify for the Tax Credits, the Partnership must meet certain requirements, including attaining a qualified eligible basis sufficient to support the allocation and renting the Property pursuant to Internal Revenue Code Section 42 (“Section 42”) which regulates the use of the Property as to occupant eligibility and unit gross rent, among other requirements.  In addition, the Partnership executed a land use restriction agreement, which requires the Property to be in compliance with Section 42 for a minimum of 30 years.  Because the Tax Credits are subject to complying with certain requirements, there can be no assurance that the aggregate amount of Tax Credits will be realized and failure to meet all such requirements may result in generating a lesser amount of Tax Credits than expected.

As of December 31, 2005, the Partnership had not generated any Tax Credits.

The Partnership anticipates generating Tax Credits as follows:

Year ending December 31,
2006	$58,333
2007	700,000
2008	700,000
2009	700,000
2010	700,000
Thereafter	4,141,667
$7,000,000

6.      Subsequent event

On April 4, 2006, the Partnership obtained a construction loan in the amount $6,000,000 from Stearns Bank.  The construction loan is secured by a deed of trust on the Property, and the interest rate is 8.75% per annum.  Interest only payments are due on the first of every month.